Exhibit 4.8

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of [February 12], 2020, Gulfport Energy Corporation, a Delaware corporation (“Gulfport”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.01 per share (“common stock”). The following contains a description of our common stock as well as certain related additional information. This description is a summary only and does not purport to be complete. We encourage you to read the complete text of Gulfport’s restated certificate of incorporation (the “certificate of incorporation”) and amended and restated bylaws (the “bylaws”), which we have filed or incorporated by reference as exhibits to Gulfport’s Annual Report on Form 10-K. References to “we,” “our” and “us” refer to Gulfport, unless the context otherwise requires. References to “stockholders” refer to holders of our common stock unless the context otherwise requires.
General
Pursuant to the certificate of incorporation, we have the authority to issue 205,000,000 shares of capital stock, consisting of 200,000,000 shares of our common stock and 5,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Holders of our common stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably dividends when, as and if declared by the board of directors out of funds legally available for such purpose and, upon the liquidation, dissolution or winding up of the company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. There are no redemption or sinking fund provisions that are applicable to our common stock. Subject only to the requirements of the Delaware General Corporation Law (the “DGCL”), the board of directors may issue shares of our common stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the board of directors deems appropriate. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid and nonassessable. Our common stock is traded on NASDAQ under the symbol “GPOR.”
Preferred Stock
Shares of preferred stock may be issued from time to time in one or more series as the board of directors may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of preferred stock may differ from those of any and all other series of preferred stock at any time outstanding, and, subject to certain limitations of our certificate of incorporation and the DGCL, the board of directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series of preferred stock.
The issuance of any such preferred stock could adversely affect the rights of the holders of our common stock and therefore, reduce the value of the common stock. The ability of the board of directors to issue preferred stock could discourage, delay, or prevent a takeover of us.
Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws
Our certificate of incorporation, our bylaws and Delaware law contain provisions that may deter or render more difficult proposals to acquire control of us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.
Preferred stock. Our certificate of incorporation permits our board of directors to authorize and issue one or more series of preferred stock, which may render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.
Stockholder meetings. Our bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by a resolution adopted by a majority of the total number of directors the board of directors would have if there were no vacancies.
Requirements for advance notification of stockholder nominations and proposals. Our bylaws and certificate of incorporation establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.
Stockholder Action By Written Consent. Our bylaws provide that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board of directors. This provision, which may not be amended by our stockholders except by the affirmative vote of holders of at least 66-2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board of directors.
Amendment of the bylaws. Under Delaware law, the power to adopt, amend, alter or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board of directors the power to adopt, amend, alter or repeal our bylaws at any regular or special meeting of the board of director on the affirmative vote of a majority of the total number of directors the board of directors would have if there were no vacancies. Our stockholders may adopt, amend, alter or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66-2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
The provisions of our certificate of incorporation, our bylaws and Delaware law could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.